EXHIBIT 10.11

EXECUTIVE STOCK AGREEMENT

EXECUTIVE STOCK AGREEMENT (this “Agreement”) dated as of May 3, 2000, by and between Broder Bros., Co., a Michigan corporation (the “Company”) and Howard N. Morof (“Executive”).

Pursuant to the Company’s 2000 Stock Purchase and Option Plan (the “Plan”), a copy of which is attached hereto as Exhibit A, the Company desires to grant to Executive certain options to acquire certain Class A Common Shares, which options shall be divided into two grants with different exercise prices, one grant for Class A Common Shares which will be referred to herein as the “Tranche I Option” and one grant for Class A Common Shares which will be referred to herein as the “Tranche II Option.” The Tranche I Option and the Tranche II Option are hereinafter referred to individually as an “Option” and collectively as the “Options.”

The parties hereto agree as follows:

STOCK AND OPTION PROVISIONS

1. Acquisition of Stock Pursuant to Merger.

(a) Concurrently with the execution of this Agreement, the Company consummated a merger (the “Merger”) with BB Merger Corp. pursuant to an Agreement and Plan of Merger dated as of May     , 2000. In connection with the consummation of the Merger, Executive received 5,455 of the Company’s Class L Common Shares, par value $.01 per share (the “Class L Common Shares”) and 49,091 of the Company’s Class A Common Shares, par value $.01 per share (the “Class A Common Shares” and together with the Class L Common Shares, the “Common Shares”). All of such Common Shares and all shares of the Company’s capital stock hereafter acquired by Executive (including Option Shares acquired upon the exercise of Options) are referred to herein as “Executive Stock.”

(b) Representations and Warranties. In connection with the grant of the Options hereunder, Executive represents and warrants to the Company that:

(i) This Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

(ii) Executive has consulted, or has had an opportunity to consult with, independent legal counsel regarding his rights and obligations under this Agreement and he fully understands the terms and conditions contained herein.

(c) As an inducement to the Company to grant to Executive the Options, and as a condition thereto, Executive acknowledges and agrees that:

(i) the Company will have no duty or obligation to disclose to Executive, and Executive will have no right to be advised of, any material information regarding the Company or its Subsidiaries at any time prior to, upon or in connection with the repurchase of Executive Stock upon the termination of Executive’s employment with the Company or its Subsidiaries or as otherwise provided hereunder; and

(ii) neither the issuance of the Executive Stock or Options to Executive nor any provision contained herein shall entitle Executive to remain in the employment of the Company or its Subsidiaries or affect the right of the Company to terminate Executive’s employment at any time for any reason.

(d) The Company and Executive acknowledge and agree that this Agreement has been executed and delivered, and the Options have been granted hereunder, in connection with and as part of the compensation and incentive arrangements between the Company and Executive. The grant of the Options hereunder is pursuant to, and subject to all the terms and conditions of the Plan, attached hereto as Exhibit A.

2. Stock Options.

(a) Definitions. The following terms are defined as follows:

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own in excess of 10% of the Company’s common stock on a fully diluted basis, who is not controlling, controlled by or under common control with any such 10% owner of the Company’s common stock and who is not the spouse or descendant (by birth or adoption) of any such 10% owner of the Company’s common stock.

“Investors” means Bain Capital Fund VI, L.P., BCIP Associates II, BCIP Trust Associates II, BCIP Associates II-B, BCIP Trust Associates 11-B, BCIP Associates II-C, PEP Investments PTY. Limited and Randolph Street Partners II.

“Person” means an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

“Sale of the Company” means any transaction involving the Company and an independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (i) a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis (for purposes hereof “all or substantially all” shall have the meaning given such phrase in the Revised Model Business Corporation Act).

(b) Tranche I Option.

(i) Tranche I Option Grant. The Company hereby grants to Executive, pursuant to the Plan, the Tranche I Option to purchase up to 100,000 Class A Common Shares (“Tranche I Option Shares”), at a price per share of $0.1944 (the “Tranche I Option Price”). The Tranche I Option Price and the number of Tranche I Option Shares will be equitably adjusted for any stock split, stock dividend, reclassification or recapitalization of the Company which occurs subsequent to the date of this Agreement. The Tranche I Option will expire on the close of business on the tenth anniversary of the date hereof (the “Expiration Date”), subject to earlier expiration as provided in paragraph 2(d) below. The Tranche I Option is intended to be an “incentive stock option” within the meaning of Section 422A of the Code and the regulations promulgated thereunder.

(ii) Exercisability. On each date set forth below the Tranche I Option will have vested and become exercisable with respect to the cumulative percentage of Tranche I Option Shares set forth opposite such date if Executive is, and has been, continuously employed by the Company or its Subsidiaries from the date of this Agreement through such date:

Date	Cumulative Percentage of Tranche I Option Shares Vested
[May 3], 2001	25%
[May 3], 2002	50%
[May 3], 2003	75%
[May 3], 2004	100%

: provided that upon any Sale of the Company, so long as Executive was employed by the Company or any of its Subsidiaries on the day immediately prior to such Sale of the Company (unless the failure to be so employed is the result of a termination of employment by the Company without Cause or a termination of employment by Executive with Good Reason, in each case occurring within 30 days prior to such Sale of the Company), all of the Tranche I Options granted to Executive shall become fully vested and immediately exercisable.

(c) Tranche II Options.

(i) Tranche II Option Grants. The Company hereby grants to Executive, pursuant to the Plan, the Tranche II Option to purchase up to 100,000 Class A Common Shares (the “Tranche II Option Shares”), at a price per share of $3.41 (the “Tranche II Option Price”). The number of Tranche II Option Shares and the Tranche II Option Price will be equitably adjusted for any stock split, stock dividend, reclassification or recapitalization of the Company which occurs subsequent to the date of this Agreement. The Tranche II Option will expire on the Expiration Date, subject to earlier expiration as provided in paragraph 2(d) below. The Tranche II Option is not intended to be an “incentive stock option” within the meaning of Section 422A of the Code.

(ii) Exercisability. On each date set forth below the Tranche II Option will have vested and become exercisable with respect to the cumulative percentage of Tranche II Option Shares set forth opposite such date if Executive is, and has been, continuously employed by the Company or its Subsidiaries from the date of this Agreement through such date:

Date	Cumulative Percentage of Tranche II Option Shares Vested
[May 3], 2001	25%
[May 3], 2002	50%
[May 3], 2003	75%
[May 3], 2004	100%

: provided that upon any Sale of the Company, so long as Executive was employed by the Company or any of its Subsidiaries on the day immediately prior to such Sale of the Company (unless the failure to be so employed is the result of a termination of employment by the Company without Cause or a termination of employment by Executive with Good Reason), in each case occurring within 30 days prior to such Sale of the Company, all of the Tranche II Options granted to Executive shall become fully vested and immediately exercisable.

(d) Early Expiration of Options. Subject to the provisos contained in paragraph 2(b)(ii) and paragraph 2(c)(ii), any portion of the Options that has not vested and become exercisable prior to the Termination Date (as defined in paragraph 3(b) below), will expire on the Termination Date and may not be exercised under any circumstance. Any portion of the Options that has vested and become exercisable prior to the Termination Date will expire on the earlier of (i) sixty (60) days after the Termination Date or (ii) the Expiration Date. Notwithstanding any provision in this Agreement to the contrary, any portion of the Options which has not been exercised prior to or in connection with a Sale of the Company shall expire upon the consummation of any such transaction.

(e) Procedure for Exercise. At any time after all or any portion of the Options have become exercisable with respect to any Option Shares (as defined in paragraph 3(a) hereof) and prior to the Expiration Date (except as provided for in paragraph 2(d) above), Executive may exercise all or a portion of the Options with respect to Option Shares vested pursuant to paragraph 2(b)(ii) or 2(c)(ii) above by delivering written notice of exercise to the Company, together with (i) a written acknowledgment that Executive has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to Executive regarding the Company and (ii) payment in full by delivery of a certified bank check or wire transfer of immediately available funds in the amount (the “Option Price”) equal to the product of (A) in the case of the Tranche I Option, the Tranche I Option Price multiplied by the number of Tranche I Option Shares to be acquired and (B) in the case of the Tranche II Option, the Tranche II Option Price multiplied by the number of Tranche II Option Shares to be acquired. As a condition to any exercise of the Options, Executive will permit the Company to deliver to him all financial and other information regarding the Company and its Subsidiaries which it believes necessary to enable Executive to make an informed investment decision.

(f) Securities Laws Restrictions. Executive represents that when Executive exercises any of the Options he will be purchasing Option Shares for Executive’s own account and not on behalf of others. Executive understands and acknowledges that federal and state securities laws govern and restrict Executive’s right to offer, sell or otherwise dispose of any Option Shares unless Executive’s offer, sale or other disposition thereof is registered under the 1933 Act and state securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. Executive agrees that he will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement (or similar filing under state law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law. Executive further understands that the certificates for any Option Shares which Executive purchases will bear the legend set forth in paragraph 6 hereof or such other legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws.

(g) Non-Transferability of Options. The Options are personal to Executive and are not transferable by Executive except pursuant to the laws of descent or distribution. Only Executive or his legal guardian or representative may exercise the Options.

(h) Conditional Exercise. Any exercise by Executive of all or any portion of the Options in connection with a Sale of the Company may, at the written election of Executive, be conditioned upon the consummation of the Sale of the Company, in which case such exercise shall not he deemed to be effective until the consummation of such Sale of the Company.

3. Repurchase Option.

(a) Definitions. The following terms are defined as follows:

“Cause” shall have the meaning assigned to such term in Executive’s written Employment Agreement with the Company.

“Competitive Activity” shall have the meaning assigned to such term in Executive’s written Employment Agreement with the Company.

“Fair Market Value” of each share of Executive Stock means the market value agreed upon by Executive and the Board; provided that the Fair Market Value of Option Shares which have not been exercised will be reduced by the exercise price of such options. If Executive and the Board are unable to agree upon the market value, then Executive and the Company will share the cost, on an equal basis, of a mutually acceptable business appraiser whose determination will be binding on each of the parties. The appraiser shall determine the market value of a share of Executive Stock without any discount for transfer restrictions or the fact that a minority interest is being evaluated. The Company promptly shall make available to the appraiser all financial and other information reasonably required by the appraiser and shall otherwise cooperate with the appraiser. The appraiser shall render his written report of the Fair Market Value to the Company and Executive within thirty (30) days after his appointment. The Fair Market Value shall be determined as of the Termination Date.

“Noncompete Period” shall have the meaning assigned to such term in Executive’s written Employment Agreement with the Company.

“Option Shares” means the Tranche I Option Shares and the Tranche II Option Shares.

“Original Cost” of each share of Executive Stock will be equal to the price paid (whether in cash or securities) by Executive for each Common Share(as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Common Shares subsequent to the date hereof).

“Subsidiary” means any corporation of which shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through its Subsidiaries.

(b) Repurchase Option. In the event that Executive is no longer employed by the Company or any of its Subsidiaries for any reason (the date of such termination being referred to herein as the “Termination Date”), the Executive Stock, whether held by Executive or one or more transferees, will be subject to repurchase by the Investors and the Company (each of the aforementioned, solely at their option) pursuant to the terms and conditions set forth in this paragraph 3 (the “Repurchase Option”); provided that, in the event of Executive’s death or Disability, the Investors and/or the Company may only repurchase Option Shares.

(c) Repurchase Price. If Executive is no longer employed by the Company or any of its Subsidiaries for any reason, then on or after the Termination Date, the Investors and the Company may elect to purchase (i) in the case of the Executive’s termination for Cause or in the case of Executive’s participation in any Competitive Activity during the Noncompete Period, all or any portion of the Executive Stock at a price per share equal to the lower of Original Cost or Fair Market Value (as of the Termination Date) and (ii) in any other case, all or any portion of the Executive Stock at a price per share equal to the Fair Market Value (as of the Termination Date).

(d) Repurchase Procedures. The Investors may each elect to exercise the Repurchase Option to purchase up to their pro rata share (determined based upon the number of Common Shares held by such Investor), by delivering written notice (the “Initial Repurchase Notice”) to the holder or holders of each class of Executive Stock, the Company and the other Investors, within 75 days after the occurrence of the Termination Date (provided that such notice may be delivered (i) in the case of any Employee Stock issued after the Termination Date within 75 days of the date any such Employee Stock is issued or (ii) in the case of Executive’s participation in any Competitive Activity during the Noncompete Period, within 75 days after the date the Company and the Investors become aware of any such participation). To the extent that any of the Investors do not elect to repurchase their full allotment of Executive Stock, the other Investors shall be entitled to purchase all or any portion of the remaining Executive Stock by providing notice (the “Supplemental Repurchase Notice”) to each of the parties receiving the Initial Repurchase Notice within 10 business days following the earlier to occur of (i) receipt of Initial Repurchase Notices from all of the Investors or (ii) the expiration of the 75 day period during which the Investors were entitled to deliver Initial Repurchase Notices. To the extent that, after giving effect to the reoffer pursuant to the immediately preceding sentence, any portion of the Executive Stock is not being repurchased by the Investors, the Company may exercise the Repurchase Option for the remaining Executive Stock by delivering written notice (a “Company Repurchase Notice” and together with the Initial Repurchase Notice and Supplemental Repurchase Notice, a “Repurchase Notice”) to the holder or holders of the applicable Executive Stock within 10 business days of the expiration of the 10 business day period during which the Investors were entitled to deliver Supplemental Repurchase Notices. Each Repurchase Notice will set forth the number of shares of each class of Executive Stock to be acquired from such holder(s), an estimate of the aggregate consideration to be paid for such holder’s shares of each such class of Executive Stock and the time and place for the closing of the transaction. If any shares of any class of Executive Stock are held by any transferees of Executive, the Investors and the Company, as the case may be, will purchase such shares of such class elected to be purchased from such holder(s) of Executive Stock, pro rata according to the number of shares of such class of Executive Stock held by such holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share).

(e) Closing. The closing of the transactions contemplated by this paragraph 3 will take place on the date designated by the Investors in the Repurchase Notice or the Supplemental Repurchase Notice, as the case may be, which date will not be more than forty-five (45) days after the delivery of such notice. The Investors and/or the Company, as the case may be, will pay for the Executive Stock to be purchased pursuant to the Repurchase Option by delivery of, in the case of each Investor, a check payable to the holder of such Executive Stock, and in the case of the Company by delivery of one or more checks, one or more promissory notes and/or a combination of checks and notes as follows: (i) if the Repurchase Option is being exercised as a result of a termination of employment by the Company for Cause or as a result of the Executive’s participation in any Competitive Activity during the Noncompete Period, the Company may use checks, notes or any combination of checks and notes as determined in the Company’s sole discretion; (ii) if the Repurchase Option is being exercised as a result of Executive’s resignation without Good Reason, the Company shall pay for the Executive Stock with checks, notes or any combination of checks and notes as determined in its sole discretion, (iii) if the Repurchase Option is being exercised as a result of a termination of employment by the Company without Cause or by Executive for Good Reason, the Company shall pay for Option Shares with checks and shall pay for all other Executive Stock with checks, unless, in the good faith determination of the Board, the Company lacks sufficient available cash to pay for such purchase and to provide sufficient funding for its business and operations, in which case the Company shall pay for such other Executive Stock with notes; (iv) if the Repurchase Option is being exercised as a result of the death or Disability of Executive, the Company shall pay for the Option Shares with checks. Any checks issued pursuant to this paragraph 3(e) shall be certified or cashiers’ checks. Any notes issued by the Company pursuant to this paragraph 3(e) shall be payable in three equal annual installments beginning on the first anniversary of the closing of such purchase, shall bear interest at a rate per annum equal to the rate charged by the Company’s primary working capital lender and shall be subject to any restrictive covenants to which the Company is subject at the time of such purchase; provided that the principal of and all interest accrued on such notes will be due and payable in full on the earlier to occur of (i) the closing of Sale of the Company and (ii) a redemption of, or dividend on, the Company’s equity securities (other than a repurchase of equity securities in connection with the termination of employment of any employee or consultant). Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Stock by the Company will be subject to applicable restrictions contained in the Michigan Business Corporation Act and in the Company’s and its

Subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit the repurchase of Executive Stock hereunder which the Company is otherwise entitled to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions. The Company and/or the Investors, as the case may be, will receive customary representations and warranties from each seller regarding the sale of the Executive Stock, including, but not limited to, the representation that such seller has good and marketable title to the Executive Stock to be transferred free and clear of all liens, claims and other encumbrances.

(f) Termination of Repurchase Option. The provisions of this paragraph 3 will terminate upon a Sale of the Company (a “Termination Event”).

4. Executive Put.

(a) Put. In the event that Executive is no longer employed by the Company or any of its Subsidiaries for any reason other than Executive’s termination for Cause or Executive’s resignation without Good Reason, then Executive (or his heirs or estate) may require the Company to purchase (the “Put”) any Executive Stock not purchased by the Investors or the Company pursuant to paragraph 3 above. The purchase price for each share of Executive Stock purchased by the Company pursuant to the Put shall be at a price per share equal to Fair Market Value.

(b) Closing Procedures. Executive (or his heirs or estate) may exercise the Put by delivering written notice to the Company within 30 days after the expiration of the period during which the Repurchase Option may be exercised by the Investors and the Company, which notice shall detail the number of shares of Executive Stock to be purchased pursuant to the Put (the “Put Notice”). Promptly after the receipt of the Put Notice (but in no event later than 90 days after receipt of the Put Notice), the Company will purchase such shares of Executive Stock by delivery of checks, promissory notes or a combination of checks and notes payable to the holders of such Executive Stock as follows: (i) if the Put is being exercised as a result of a termination of employment by the Company without Cause or by Executive with Good Reason, the Company shall pay for Option Shares with checks, unless, in the good faith determination of the Board, the Company lacks sufficient available cash to pay for such purchase and to provide sufficient funding for its business and operations, in which case the Company shall pay for such Option Shares with notes, and the Company shall pay for all other Executive Stock with checks, notes or any combination of checks and notes as determined in the Company’s sole discretion; and (ii) if the Put is being exercised as a result of Executive’s death or Disability, the Company shall pay for Option Shares with checks, unless, in the good faith determination of the Board, the Company lacks sufficient available cash to pay for such purchase and to provide sufficient funding for its business and operations, in which case the Company shall pay for such Option Shares with notes, and the Company shall pay for all other Executive Stock with checks, notes or any combination of checks and notes as determined in the Company’s sole discretion. Any checks issued pursuant to this paragraph 4(e) shall be certified or cashiers’ checks. Any notes issued by the Company pursuant to this paragraph 4(b) shall be payable in three equal annual installments beginning on the first anniversary of the closing of such purchase, shall bear interest at a rate per annum equal to the rate charged by the Company’s primary working capital lender and shall be subject to any restrictive covenants to which the Company is subject at the time of such purchase; provided that the principal of and all interest accrued on such notes will be due and payable in full on the earlier to occur of (i) the closing of Sale of the Company and (ii)

a redemption of, or dividend on, the Company’s equity securities (other than a repurchase of equity securities in connection with the termination of employment of any employee or consultant). Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Stock by the Company will be subject to applicable restrictions contained in the Michigan Business Corporation Act and in the Company’s and its Subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit the repurchase of Executive Stock hereunder which the Company is otherwise required to make, the Company shall make such repurchases as soon as it is permitted to do so under such restrictions. The Company will receive customary representations and warranties from each seller regarding the sale of the Executive Stock, including, but not limited to, the representation that such seller has good and marketable title to the Executive Stock to be transferred free and clear of all liens, claims and other encumbrances.

(c) Put Termination. The provisions of this paragraph 4 will terminate upon the occurrence of a Termination Event.

5. Restrictions on Transfer.

(a) Transfer of Executive Stock. Executive will not sell, pledge or otherwise transfer any interest in any shares of Executive Stock, except pursuant to the provisions of paragraphs 3, 4, 5(b), 8 or 9 hereof. Executive’s rights to sell, pledge or otherwise transfer any interest in any shares of Executive Stock will also be subject to the terms of the Stockholders Agreement dated as of the date hereof among the Company, Executive and certain other shareholders of the Company

(b) Certain Permitted Transfers. The restrictions contained in this paragraph 5 will not apply with respect to transfers of Executive Stock (i) pursuant to applicable laws of descent and distribution or (ii) among Executive’s Family Group (as defined below) or (iii) any charitable remainder trust (as such term is defined under Section 664 of Code) so long as Executive and/or Executive’s spouse and descendants (whether natural or adopted) are and remain the only trustees of such trust, provided that the restrictions contained in this paragraph 5 will continue to be applicable to the Executive Stock after any such transfer and the transferees of such Executive Stock shall agree in writing to be bound by the provisions of this Agreement. “Family Group” means Executive’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of, or any corporation, limited liability company or partnership solely owned and controlled by, Executive and/or Executive’s spouse and/or descendants. Any transferee of Executive Stock pursuant to a transfer in accordance with the provisions of this subparagraph 5(b) is herein referred to as a “Permitted Transferee.” Upon the transfer of Executive Stock pursuant to this paragraph 5(b), Executive will deliver a written notice (the “Transfer Notice”) to the Company. The Transfer Notice will disclose in reasonable detail the identity of the Permitted Transferee(s).

(c) Termination of Transfer Restrictions. The provisions of this paragraph 5 will terminate upon the occurrence of a Termination Event.

6. Additional Restrictions on Transfer.

(a) The certificates representing the Executive Stock will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EXECUTIVE STOCK AGREEMENT BETWEEN THE ISSUER (THE “COMPANY”) AND AN EMPLOYEE OF THE COMPANY DATED AS OF                          , 2000, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

(b) No holder of Executive Stock may sell, transfer or dispose of any Executive Stock (except pursuant to an effective registration statement under the Securities Act of 1933) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company (which counsel shall be reasonably acceptable to the Company) that registration under the 1933 Act is not required in connection with such transfer.

7. Definition of Executive Stock. For all purposes of this Agreement, Executive Stock will continue to be Executive Stock in the hands of any holder other than Executive (except for the Company, the Investors or purchasers pursuant to an offering registered under the 1933 Act or purchasers pursuant to a Rule 144 transaction (other than a Rule 144(k) transaction occurring prior to the time of a closing of a Public Offering (as defined in paragraph 9 below)), and each such other holder of Executive Stock will succeed to all rights and obligations attributable to Executive as a holder of Executive Stock hereunder. Executive Stock will also include shares of the Company’s capital stock issued with respect to shares of Executive Stock by way of a stock split, stock dividend or other recapitalization.

8. Sale of the Company

(a) If the holders of a majority of the shares of the Company’s common stock held by the Investors approve (and, in the case of any sale or other fundamental change which requires the approval of the board of directors of a Michigan corporation pursuant to the Michigan Business Corporation Act, the Company’s board of directors shall have approved such sale) a sale of all or substantially all of the Company’s assets determined on a consolidated basis or a sale of all or substantially all of the Company’s outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to an Independent Third Party or group of Independent Third Parties (an “Approved Sale”), each holder of Executive Stock will vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, each holder of Executive Stock will waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each holder of Executive Stock will agree to sell all of his shares of Executive Stock and rights to acquire shares of Executive Stock on the terms and conditions approved by the Company’s board of directors and the holders of a majority of the Company’s common stock then outstanding. Each holder of Executive Stock will take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Company.

(b) The obligations of the holders of Common Shares with respect to the Approved Sale of the Company are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each holder of Common Shares will receive the same form of consideration and the same portion of the aggregate consideration that such holders of Common Shares would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s Articles of Incorporation as in effect immediately prior to such Approved Sale; (ii) if any holders of a class of Common Shares are given an option as to the form and amount of consideration to be received, each holder of such class of Common Shares will be given the same option; and (iii) each holder of then currently exercisable rights to acquire shares of a class of Common Shares will be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such class of Common Shares.

(c) If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Executive Stock will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Executive Stock appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any holder of Executive Stock declines to appoint the purchaser representative designated by the Company, such holder will appoint another purchaser representative, and such holder will be responsible for the fees of the purchaser representative so appointed.

(d) Executive and the other holders of Executive Stock (if any) will bear their pro-rata share (based upon the number of shares sold) of the costs of any sale of Executive Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Common Shares and are not otherwise paid by the Company or the acquiring party. Costs incurred by Executive and the other holders of Executive Stock on their own behalf will not be considered costs of the transaction hereunder.

(e) The provisions of this paragraph 8 will terminate upon the closing of a Public Offering (as defined below).

9. Public Offering. In the event that the Company’s board of directors and the holders of a majority of the Company’s shares of common stock then outstanding approve an initial public offering and sale of the Company’s common stock (a “Public Offering”) pursuant to an effective registration statement under the 1933 Act, the holders of Executive Stock will take all necessary or desirable actions in connection with the consummation of the Public Offering. In the event that such Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the Common Share structure will adversely affect the marketability of the offering, each holder of Executive Stock will consent to and vote for a recapitalization, reorganization and/or exchange of the Common Shares into securities that the managing underwriters, the Company’s board of directors and holders of a majority of the Common Shares then outstanding find acceptable and will take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange.

10. Voting Agreement. Each holder of Executive Stock hereby agrees to vote all of his shares of Executive Stock (and, in the event such holder is entitled to vote any of the Company’s other securities for the election of directors, such holder shall vote all such securities) and take all other necessary actions (whether in such holder’s capacity as a stockholder, director or officer of the Company), and the Company shall take all necessary or desirable actions as are requested by the Investors, in order to cause any representatives designated by the Investors to be elected as members of the Company’s board of directors. In addition, no holder shall vote his shares of Executive Stock (or such other securities) in connection with the removal of any of the Investors’ designees as a director unless and until the Investors direct such holder how to vote on such removal. Except as otherwise provided herein, each holder of Executive Stock shall at all times retain the right to vote his Executive Stock (and such other securities) in his sole discretion on all other matters presented to the Company’s stockholders for a vote. All Investor determinations under this paragraph 10 shall be made by the Investors holding a majority of the Common Shares held by all Investors (in each case determined on a fully-diluted basis). The provisions of this paragraph 10 shall terminate upon the occurrence of a Termination Event.

11. Holdback Agreement. No holder of Executive Stock will effect any public sale or distribution (including sales pursuant to Rule 144 of the 1933 Act) of any Executive Stock or of any other capital stock or equity securities of the Company, or any securities, options or rights convertible into or exchangeable or exercisable for such stock or securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten public offering of the Company’s common stock, except as part of such underwritten public offering; provided, however, that all other owners of equity securities of the Company who are senior executives are subject to the same restriction. The restrictions on the transfer set forth in this paragraph 11 shall continue with respect to each share of Executive Stock until the date on which such share has been transferred pursuant to an offering registered under the 1933 Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (other than Rule 144(k)), adopted under the 1933 Act.

12. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive. enforceable in accordance with its terms.

13. Notices. Any notice provided for in this Agreement must be in writing and must be personally delivered or sent by guaranteed overnight delivery service, to the Investors and Executive at the addresses indicated in the Company’s records and to the Company or Executive at the addresses indicated below:

To the Company:

Broder Bros., Co.

c/o Bain Capital, Inc.

Two Copley Place

Boston, Massachusetts 02116

Attn:     Edward Conard

              Thomas Morgan

With a copy to:

Kirkland & Ellis

200 East Randolph Drive

Chicago, Illinois 60601

Attn:     Jeffrey C. Hammes, P.C.

              David A. Breach

To Executive:

Howard N. Morof

35360 Stratton Hill Court

Farmington Hills, Michigan 48331

With a copy to:

Jaffe, Raitt, Heuer & Weiss, PC

One Woodward Avenue, Suite 2400

Detroit, Michigan 48226

Attention: William E. Sider

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or deposited with such delivery service.

14. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

16. Counterparts. This Agreement may be executed in separate counterparts (any one of which may be delivered by facsimile), each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, the Investors and their respective successors and assigns, provided that Executive may not assign any of his rights or obligations, except as expressly provided by the terms of this Agreement.

18. GOVERNING LAW. ALL ISSUES CONCERNING THE ENFORCEABILITY, VALIDITY AND BINDING EFFECT OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF MICHIGAN OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF MICHIGAN. EACH OF THE PARTIES HERETO SUBMITS TO THE JURISDICTION IN ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF MICHIGAN AND WAIVES ANY CLAIM OF IMPROPER JURISDICTION OR LACK OF VENUE IN CONNECTION WITH ANY CLAIM OR CONTROVERSY WHICH MAY BE BROUGHT IN CONNECTION WITH THIS AGREEMENT.

19. Remedies. The parties hereto acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto will have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

20. Effect of Transfers in Violation of Agreement. The Company will not be required (a) to transfer on its books any shares of Executive Stock which have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares, to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares have been transferred in violation of this Agreement.

21. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company, the Investors who hold 70% of the Common Shares held by the Investors, and Executive; provided that in the event that such amendment or waiver would adversely affect an Investor or a group of Investors in a manner different than any other Investor, then such amendment or waiver will require the consent of such Investor a majority of the Common Shares held by such group of Investors adversely affected.

22. Third Party Beneficiaries. The parties hereto acknowledge and agree that the Investors are third party beneficiaries of this Agreement. This Agreement will inure to the benefit of and be enforceable by the Investors and their respective successors and assigns.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

BRODER BROS., CO.

By:	/s/ Todd Turkin

Its:	President

/s/ Howard N. Morof

Howard N. Morof